Exhibit 99.1

ChemoCentryx and VFMCRP Announce Positive Topline Data from Pivotal Phase III

ADVOCATE Trial Demonstrating Avacopan’s Superiority Over Standard of Care in

ANCA-Associated Vasculitis

— Achieved both primary endpoints of clinical remission at weeks 26 and 52 with statistical superiority of avacopan over standard of care (SOC) at 52 weeks —

— Significantly reduced glucocorticoid toxicity —

— Significantly improved kidney function compared to glucocorticoid-containing SOC —

— Improved health-related quality of life measures compared to SOC —

— Conference call today at 4:30 p.m. Eastern Time —

MOUNTAIN VIEW, Calif. and ST GALLEN, CH, November 25, 2019 - ChemoCentryx, Inc., (NASDAQ: CCXI) and Vifor Fresenius Medical Care Renal Pharma (VFMCRP) today announced positive topline data from the pivotal Phase III ADVOCATE trial of avacopan, an orally-administered selective complement 5a receptor inhibitor, for the treatment of patients with anti-neutrophil cytoplasmic antibody-associated vasculitis (ANCA-associated vasculitis or ANCA vasculitis).

This global study, in which a total of 331 patients with acute ANCA vasculitis were enrolled, met both of its primary endpoints, disease remission at 26 weeks and sustained remission at 52 weeks, as assessed by the Birmingham Vasculitis Activity Score, or BVAS. Remission was defined as a BVAS score of zero and being off glucocorticoid treatment for ANCA vasculitis for at least the preceding four weeks. The pre-specified primary endpoints were remission of acute vasculitis activity at week 26 and sustained remission at week 52, where avacopan therapy was at least statistically non-inferior to the currently used glucocorticoid-containing standard of care (glucocorticoid SOC). The two primary endpoints were tested sequentially using a gatekeeping procedure to preserve the Type I error.

BVAS remission at week 26 was achieved in 72.3% of the avacopan treated subjects vs. 70.1% of subjects in the glucocorticoid SOC control group (p<0.0001 for non-inferiority). Sustained remission at 52 weeks was observed in 65.7% of the avacopan treated subjects vs. 54.9% in the glucocorticoid SOC control group, achieving both non-inferiority and superiority to glucocorticoid standard of care (p=0.0066 for superiority of avacopan).

Importantly, subjects who received avacopan experienced additional benefits compared to those in the glucocorticoid SOC control group. These benefits, assessed as pre-specified secondary endpoints, include:

1.	Significant reduction in glucocorticoid-related toxicity

•	In the Glucocorticoid Toxicity Index (GTI version 2), the avacopan therapy arm vs. the glucocorticoid SOC control group was statistically significantly improved for:

•	The GTI Cumulative Worsening Score: avacopan therapy 39.7 vs. 56.6 for glucocorticoid SOC (p=0.0002 for avacopan superiority), and for

•	The GTI Aggregate Improvement Score: avacopan therapy 11.2 vs. 23.4 for glucocorticoid SOC (p=0.0082 for avacopan superiority).

•

Other measures of glucocorticoid-related adverse event assessments (i.e., those based on EULAR-recommended adverse event terms and those based on Investigator Assessment of causality) also showed statistically significantly fewer events in the avacopan therapy arm vs. the glucocorticoid SOC control group.

2.	Significant improvement in kidney function in patients with renal disease

•

The avacopan group exhibited a statistically significant improvement in estimated glomerular filtration rate (eGFR) from baseline to week 26 and to week 52 compared to the glucocorticoid SOC control group:

•	Mean change from baseline to week 26 in eGFR: avacopan treated subjects had an increase of 5.8 mL/min/1.73[2] vs. an increase of 2.8 mL/min/1.73[2] in the glucocorticoid SOC control group (p=0.0413)

•

Mean change from baseline to week 52 in eGFR: avacopan treated subjects had an increase of 7.3 mL/min/1.73[2] vs. an increase in eGFR of 4.0 mL/min/1.73[2] in the glucocorticoid SOC control group (p=0.0259).

3.	Improvements in health-related quality of life metrics

•	The avacopan group demonstrated statistically significant improvements in the majority of domains measured by the validated quality of life instrument SF-36 version 2 at week 26 and 52.

•	The avacopan group reported statistically significantly better outcomes on the EuroQOL-5D-5L instrument (both Visual Analogue Scale and EQ Index).

The topline safety results revealed an acceptable safety profile in this serious and life-threatening disease, with fewer subjects having serious adverse events (SAEs) in the avacopan group than in the glucocorticoid SOC control group (42% vs. 45%, respectively). Most reported SAEs were related to underlying ANCA vasculitis disease and commensurate with rates in previously published ANCA vasculitis trials. There were fewer subjects with serious infections in the avacopan group than the glucocorticoid SOC control group. A full analysis of the data is underway and expanded results are expected to be announced in the coming weeks.

“This is the transformational result that clinicians and patients all over the world had been hoping for,” said Dr. David Jayne, Director of the Vasculitis and Lupus Clinic, Addenbrooke’s Hospital, Cambridge. “The ADVOCATE trial demonstrated clearly that avacopan effectively brought patients into a state of remission for their acute vasculitis symptoms and kept them there for the entire period of this study. Importantly, avacopan did this in the absence of the traditional sustained daily steroid therapy that is the current standard of care and against which avacopan was compared. Indeed, avacopan was actually superior to the traditional standard of care, keeping patients in remission over the one year of treatment in the trial. The notable and significant improvements in quality of life, the reductions in overall glucocorticoid toxicities and especially the improvements in renal function with avacopan therapy when compared to the steroid-containing standard of care are remarkable. These each have direct impacts on the lives of ANCA vasculitis patients, with the renal function improvement having long-term implications on patient survival and kidney failure risk. In addition to changing the landscape of ANCA vasculitis therapy, these results have ramifications for other inflammatory diseases beyond ANCA vasculitis. Today is a wonderful day for the community of many thousands of patients each year who are diagnosed and living with this devastating disease.”

“These results exceed our expectations,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer of ChemoCentryx. “Today we mark the dawn of a new and historic period in the lives of ANCA vasculitis patients. This day we have for the first time demonstrated that a highly targeted therapy aimed at the very center of the ANCA disease process is superior to the traditional approach of broad immune suppression therapy; a therapy which the present findings may make obsolete. Until now ANCA vasculitis patients have had to endure regimens that contain chronic high doses of steroids and all their noxious effects, but with today’s data it is clear that the time of making patients sick with steroid therapy in an attempt to make their acute vasculitis better may at last be over. Working with our partner VFMCRP, we plan to make regulatory submissions for full marketing approval to both the European Medicines Agency (EMA) and the U.S. Food and Drug Administration (FDA) in 2020.”

“We are delighted with the positive topline data from the Phase III ADVOCATE trial for the treatment of ANCA vasculitis,” said Stefan Schulze, Vifor Pharma President of the Executive Committee and Chief Operating Officer. “By successfully meeting both primary endpoints and establishing superiority at 12 months, it confirms our belief that avacopan is a novel and better way to provide vasculitis control while reducing the risks of current standard of care and improving patient experience. This outcome is of high clinical relevance and an eagerly awaited change in the long-term treatment paradigm. The result is another significant milestone in our progress towards becoming the global leader in nephrology.”

ChemoCentryx is responsible for the discovery and development of avacopan and owns and retains the commercial rights to the drug in the United States. VFMCRP has an exclusive license to commercialize the drug in all countries outside the United States. VFMCRP has granted KISSEI PHARMACEUTICAL CO LTD., an exclusive sub-license to develop and commercialize the drug in Japan.

Conference Call and Webcast

ChemoCentryx will host a conference call and webcast today, November 25, 2019 at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. To participate by telephone, please dial (877) 303-8028 (Domestic) or (760) 536-5167 (International). The conference ID number is 2175618. A live and archived audio webcast can be accessed through the Investors section of the Company’s website at www.ChemoCentryx.com. The archived webcast will remain available on the Company’s website for fourteen (14) days following the conference call.

About ADVOCATE and ANCA Vasculitis

The ADVOCATE trial of avacopan was a global randomized, double-blind, active-controlled, double-dummied Phase III trial of 331 patients with ANCA-associated vasculitis in 20 countries. Eligible study subjects were randomized to receive avacopan plus either rituximab or cyclophosphamide (followed by azathioprine/mycophenolate) or prednisone plus either rituximab or cyclophosphamide (followed by azathioprine/mycophenolate). The treatment period was 52 weeks.

ANCA vasculitis is a systemic disease in which over-activation of the complement pathway further activates neutrophils, leading to inflammation and destruction of small blood vessels. This results in organ damage and failure, with the kidney as the major target, and is fatal if not treated. Currently treatment for ANCA vasculitis consists of courses of non-specific immuno-suppressants (cyclophosphamide or rituximab), combined with high-dose corticosteroid administration for prolonged periods of time, which can be associated with significant clinical risk including death from infection.

About Avacopan

Avacopan is a first-in-class, orally-administered molecule that employs a novel, highly targeted mode of action in the treatment of ANCA-associated vasculitis and other complement-driven autoimmune and inflammatory diseases. By precisely blocking the receptor (the C5aR) for the pro-inflammatory complement system fragment known as C5a on destructive inflammatory cells such as blood neutrophils, avacopan arrests the ability of those cells to do damage in response to C5a activation, which is known to be the driver of ANCA vasculitis. Current therapies for ANCA vasculitis and other related illnesses typically include broad immunosuppression with high doses of glucocorticoids (steroids) such as prednisone or methylprednisone, which cause significant illness and even death. Avacopan therapy was designed to prevent these outcomes. Moreover, avacopan’s selective inhibition of only the C5aR leaves the beneficial C5a pathway through the C5L2 receptor functioning normally.

ChemoCentryx is also developing avacopan for the treatment of patients with C3 glomerulopathy (C3G) and hidradenitis suppurativa (HS). The U.S. Food and Drug Administration has granted avacopan orphan-drug designation for ANCA-associated vasculitis, C3G and atypical hemolytic uremic syndrome (aHUS). The European Commission has granted orphan medicinal product designation for avacopan for the treatment of two forms of ANCA-associated vasculitis: microscopic polyangiitis and granulomatosis with polyangiitis (formerly known as Wegener’s granulomatosis), as well as for C3G.

About ChemoCentryx

ChemoCentryx is a biopharmaceutical company developing new medications targeted at inflammatory and autoimmune diseases and cancer. ChemoCentryx targets the chemokine and chemoattractant systems to discover, develop and commercialize orally-administered therapies. ChemoCentryx is currently focusing on its late stage drug candidates for patients with rare diseases, avacopan (CCX168) and CCX140.

CCX140, an inhibitor of the chemokine receptor known as CCR2, is currently being developed for patients with focal segmental glomerulosclerosis (FSGS), a debilitating kidney disease. The U.S. Food and Drug Administration has granted CCX140 orphan-drug designation for the treatment of FSGS.

ChemoCentryx also has early stage drug candidates that target chemoattractant receptors in other inflammatory and autoimmune diseases and in cancer.

ChemoCentryx’s Kidney Health Alliance with Vifor Pharma provides Vifor Pharma with exclusive rights to commercialize avacopan and CCX140 in markets outside of the U.S.

About Vifor Pharma and Vifor Fresenius Medical Care Renal Pharma

Vifor Pharma Group is a global specialty pharmaceuticals company. It aims to become the global leader in iron deficiency, nephrology and cardio-renal therapies. Vifor Pharma Group consists of the following companies: Vifor Pharma; Vifor Fresenius Medical Care Renal Pharma, a joint company with Fresenius Medical Care; Relypsa; and OM Pharma. Vifor Pharma Group is listed on the Swiss Stock Exchange (SIX Swiss Exchange, VIFN, ISIN: CH0364749348). For more information, visit www.viforpharma.com.

Vifor Fresenius Medical Care Renal Pharma Ltd., a common company of Vifor Pharma Group and Fresenius Medical Care, develops and commercializes innovative and high quality therapies to improve the life of patients suffering from chronic kidney disease (CKD) worldwide. The company was founded at the end of 2010 and is owned 55% by Vifor Pharma Group and 45% by Fresenius Medical Care. For more information about Vifor Fresenius Medical Care Renal Pharma and its parent companies, please visit www.vfmcrp.com, www.viforpharma.com and www.freseniusmedicalcare.com.

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include the Company’s statements regarding the achievement of anticipated goals and milestones, when avacopan ANCA vasculitis NDA and MAA regulatory filings with the FDA and EMA, respectively, will be submitted, whether such filings will be validated by the FDA and EMA, whether avacopan will receive marketing authorization by the FDA and EMA for the treatment of ANCA vasculitis and whether avacopan will be commercialized for the treatment of ANCA vasculitis. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K filed with the SEC on March 11, 2019 and its other reports which are available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.chemocentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

ChemoCentryx Contacts:

Susan M. Kanaya

Executive Vice President,

Chief Financial and Administrative Officer

investor@chemocentryx.com

Media:

Stephanie Tomei

408.234.1279

media@chemocentryx.com

Investors:

William Slattery, Jr., Burns McClellan

212.213.0006

bslattery@burnsmc.com

Vifor Pharma Contacts:

Media Relations

Nathalie Ponnier

Global Head Corporate Communications

+41 79 957 9673

media@viforpharma.com

Investor Relations

Julien Vignot

Head of Investor Relations

+41 58 851 66 90

investors@viforpharma.com